Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

AJUTA INTERNATIONAL PTY. LTD.

as Trustee of Hypatia Trust, Seller

and

EPIQ SYSTEMS ACQUISITION, INC., Buyer

Dated as of November 15, 2005

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS
1.1	Definitions
1.2	Certain Interpretation Matters

ARTICLE II. PURCHASE AND SALE OF SHARES
2.1	Purchase and Sale of Shares
2.2	Closing
2.3	Deliveries at the Closing
2.4	Accounting Terms

ARTICLE III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
3.1	Organization and Qualification
3.2	Capitalization; Ownership
3.3	No Conflict or Violation
3.4	Consents and Approvals
3.5	Pre-Closing Financial Statements
3.6	Litigation
3.7	Compliance with Laws
3.8	Contracts
3.9	Real Property
3.10	Title to Assets
3.11	Intellectual Property
3.12	Taxes
3.13	Employee Benefit Plans
3.14	Contracts with Affiliates
3.15	No Brokers, Finders, etc.
3.16	Accounts Receivable
3.17	Licenses and Permits
3.18	Significant Customers and Suppliers
3.19	Insurance
3.20	Warranties
3.21	Absence of Changes
3.22	Bank Accounts; Powers of Attorney
3.23	Absence of Undisclosed Liabilities.
3.24	No Material Adverse Effect
3.25	Indebtedness
3.26	Cash Management
3.27	Environmental Matters.
3.28	Employees
3.29	Total Assets.
3.30	Representations Exclusive

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ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Ownership
4.2	Authorization; Enforceability
4.3	No Conflict or Violation
4.4	Consents and Approvals
4.5	No Brokers, Finders, etc.
4.6	Investment Intent

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization
5.2	Authorization; Enforceability
5.3	No Conflict or Violation
5.4	Consents and Approvals
5.5	No Brokers, Finders, etc.
5.6	Investment Intent
5.7	Share Consideration

ARTICLE VI. ADDITIONAL COVENANTS
6.1	Confidentiality
6.2	Indemnification; Insurance; Release
6.3	Further Assurances
6.4	Post-Closing Audit
6.5	Allocation of Purchase Price
6.6	Transaction Payments
6.7	Cash Escrow Account.

ARTICLE VII. CONDITIONS PRECEDENT
7.1	Company Closing Certificate
7.2	Seller Closing Certificate
7.3	Buyer Closing Certificate
7.4	FIRPTA Certificate.
7.5	Seller’s Opinion
7.6	Buyer’s Opinion
7.7	Escrow Agreement
7.8	Registration Rights Agreement
7.9	John Lord Employment Agreement
7.10	John Lord Non-Compete Agreement
7.11	Employment Agreements
7.12	Non-Compete Agreements
7.13	Commission Agreements
7.14	Resignation of Officers and Directors
7.15	Consents
7.16	Shareholder Consent
7.17	Closing Deliveries

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ARTICLE VIII. [INTENTIONALLY OMITTED]

ARTICLE IX. [INTENTIONALLY OMITTED]

ARTICLE X. INDEMNIFICATION
10.1	Survival of Representations, Etc.
10.2	Indemnification by Seller
10.3	Indemnification by Buyer and the Company
10.4	Notice of Indemnity Claims
10.5	Indemnification Procedures
10.6	Settlement of Indemnity Claims
10.7	Materiality Qualifications
10.8	Exclusivity of Indemnification Remedy and Escrow

ARTICLE XI. TAX MATTERS
11.1	Tax Indemnification
11.2	Tax Return Filing.
11.3	Tax Indemnification Procedures; Contest Provisions.
11.4	Assistance and Cooperation.
11.5	Exclusivity.
11.6	Tax Sharing Agreements
11.7	Transfer Taxes and Fees
11.8	Benefit of Company Tax Deductions

ARTICLE XII. GENERAL PROVISIONS
12.1	Expenses
12.2	Notices
12.3	Severability
12.4	Counterparts
12.5	Assignment; Successors and Assigns
12.6	No Third Party Beneficiaries
12.7	Descriptive Headings
12.8	Disclosure Schedule; Construction of Certain Provisions
12.9	Reasonable Consent Required
12.10	Waivers
12.11	Governing Law; Jurisdiction; Waiver of Jury Trial
12.12	Enforcement
12.13	Entire Agreement; Amendments
12.14	Construction; Joint Drafting

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of November 15, 2005, by and among AJUTA INTERNATIONAL PTY. LTD. (ACN 062 230 648), an Australian company, as Trustee of Hypatia Trust, a trust created under the laws of Victoria, Australia (“Seller”) and EPIQ SYSTEMS ACQUISITION, INC., a Delaware corporation (“Buyer”).

W I T N E S S E T H

WHEREAS, Seller is the sole shareholder of nMatrix, Inc., a Delaware corporation (“nMatrix U.S.”) and of nMatrix Australia Pty. Ltd. (ACN 104 027 410), an Australian company (“nMatrix Australia”), and nMatrix Australia is in turn the sole shareholder of nMatrix Ltd., a company registered in England and Wales (“nMatrix U.K.”; nMatrix U.S., nMatrix Australia and nMatrix U.K. are herein collectively called the “Company”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of nMatrix U.S. and of nMatrix Australia (collectively, the “Shares”), all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions.  In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person, through one or more intermediaries or otherwise.

“Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning specified in the preamble of this Agreement.

“Benefit Arrangements” means any arrangement obligation, to provide benefits (other than merely as salary or under a Benefit Plan), as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, including, but not limited to, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, indemnification, sick leave, vacation pay, plant closing benefits, salary continuation for disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Code Section 125, and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

“Benefit Plans” has the meaning given in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were maintained inside the United States.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Business Intellectual Property Rights” has the meaning specified in Section 3.11(c).

“Buyer” has the meaning specified in the preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning specified in Section 10.2.

“Cash Consideration” has the meaning specified in Section 2.1(b).

“Cash Escrow Account” means the Escrow Account managed by Key Bank pursuant to the Cash Escrow Agreement.

“Cash Escrow Agent” has the meaning given to the term “Escrow Agent” under the Cash Escrow Agreement.

“Cash Escrow Agreement” means the Key Bank Escrow Agreement, dated as of the date hereof, by and among Key Bank, Buyer and Seller.

“Cash Escrow Amount” means $4,000,000.

“Cash Escrow Fund” has the meaning given to the term “Escrow Fund” in the Cash Escrow Agreement, as reduced by the Reserve Amount.

“Cash Escrow Period” means the 12 month period ending on and including September 30, 2006.

“Claim” means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

“Claim Notice” has the meaning specified in Section 10.4.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” shall mean November 15, 2005.

“Closing Date Tax Accrual” has the meaning specified in Section 3.12(b).

“COBRA” has the meaning specified in Section 3.13(b)(vii).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the recitals to this Agreement.

“Company Software” has the meaning specified in Section 3.11(b).

“Consents” shall mean those items listed on Sections 3.3, 3.4, 4.3 and 4.4 of the Disclosure Schedule.

“Consideration” has the meaning specified in Section 2.1(b).

“Contract” shall mean, with respect to any Person, any agreement, commitment, contract, indenture, loan, note, mortgage, instrument, lease or undertaking of any kind or character, oral or written, to which such Person is a party or that is binding on such Person or its capital stock, assets, properties or business.

“Control” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other interests, by contract or otherwise.

“Copyrights” has the meaning specified in Section 3.11(a).

“Designated Receivables” means the accounts receivables existing as of September 30, 2005, identified on Schedule 6.7 under the heading “Designated Receivables.”

“Disclosure Schedule” has the meaning specified in Section 3.1.

“Domain Names” has the meaning specified in Section 3.11(a).

Employment Agreement means the employment agreement between nMatrix U.S. and John Lord to be entered into on the Closing Date.

“Encumbrance” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, charge, security interest, conditional sale or other title retention agreement.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law and concerning occupational health and safety, pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any person or entity that, together with the entity referenced, would be or was at any time treated as a single employer under Code Section 414 or ERISA Section 4001 and any general partnership of which the entity is or has been a general partner.

“Final Claim” has the meaning specified in Section 10.4.

“Governmental Authority” means any court, government (federal, state, local, foreign or multinational), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Governmental Order” means any order, writ, injunction, decree, award, judgment or ruling entered by or with any Governmental Authority.

“Guaranty” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees of the payment of dividends or other distributions upon the shares of any other Person.

“Income Tax” or “Income Taxes” means all taxes (including estimated income taxes and franchise taxes), charges, fees, levies or other assessments imposed by any Taxing Authority and based on or measured with respect to income or profits, including any interest, penalties or additions attributable thereto.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (iv) all capitalized lease liabilities of such Person; (v) all interest rate protection agreements of such Person (valued on a market quotation basis); (vi) all obligations of such Person secured by a contractual lien; (vii) all Guarantees of such Person in connection with any of the foregoing; and (viii) any accrued interest, prepayment premiums or penalties related to any of the foregoing.  Solely for the purposes of calculating the Cash Consideration pursuant to Section 2.1(b), “Indebtedness” shall not include “capitalized lease liabilities” of the Company.

“Indemnification Cap” has the meaning specified in Section 10.2(b).

“Indemnification Threshold” has the meaning specified in Section 10.2(b).

“Indemnified Party” has the meaning specified in Section 10.4.

“Indemnifying Party” has the meaning specified in Section 10.4.

“Indemnity Claim” has the meaning specified in Section 10.4.

“Intellectual Property” has the meaning specified in Section 3.11(a).

“Internet Sites” has the meaning specified in Section 3.11(a).

“Knowledge” means, with respect to the Company, the actual knowledge of John Lord, Jeffrey Huttel and Kealani Tosh after reasonable investigation; which shall not include searches of the records of U.S. and foreign patent offices with respect to third party patents.

“Leases” has the meaning specified in Section 3.9(a).

“Losses” shall mean, in respect of any obligation of any party hereto to indemnify any Person pursuant to the terms of this Agreement, any and all losses, liabilities, obligations and damages and other reasonable out-of-pocket costs, expenses and charges, including, without limitation, reasonable attorneys’ fees and other amounts incurred in proceedings relating to Losses, but all of which Losses shall be reduced by (a) any insurance proceeds actually recovered with respect to the events or transactions giving rise to such Losses (less any increase in annual premiums as a result of such claims) or (b) any reserve set forth in, or provision made in, the Pre-Closing Financial Statements specifically with respect to the events or transactions giving rise to such Losses.  For purposes of (b) in the prior sentence, the reserve set forth in the Pre-Closing Financial Statements for accounts receivable will be deemed to be specifically with respect to all of the Company’s accounts receivable as of September 30, 2005.

“Material Adverse Effect” means any change, event or effect that is, or could reasonably be expected to be, material and adverse to the operations, assets, liabilities, business, financial condition or results of operations of the Company taken as a whole, other than arising from the announcement or other disclosure of the identity of Buyer in connection with the transactions contemplated pursuant to this Agreement.

“Material Permits” has the meaning specified in Section 3.17.

“Monthly Release Amount” means with respect to any month in the Cash Escrow Period equal to the sum of the cash actually received by the Company during such month with respect to the Designated Receivables; provided that in no event shall the amount available for release to the Seller shall be reduced by the Reserve Amount.

“Other Taxes” means all Taxes other than Income Taxes.

“Parent” means EPIQ Systems, Inc., a Missouri corporation.

“Patents” has the meaning specified in Section 3.11(a).

“Pension Plan” means any Benefit Plan subject to Code Section 412 or ERISA Section 302 or Title IV (including any Multiemployer Plan) or any comparable plan not covered by ERISA.

“Permitted Encumbrance” means, with respect to any Person and its assets or properties, (a) deposits or pledges made in the ordinary course of business consistent with past practice in connection with worker’s compensation, unemployment insurance, old-age pensions and other social security benefits; (b) Encumbrances securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business consistent with past practice; (c) Encumbrances imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ liens, incurred in the ordinary course of business consistent with past practice and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (d) Permitted Tax Liens; (e) survey exceptions, use, zoning or planning restrictions, easements, irregularities, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or other title matters or Encumbrances (and with respect to leasehold interests, Encumbrances and other obligations incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not, individually or in the aggregate, materially impair the use or value of any parcel of property material to the operation of the business of such Person; and (f) rights of setoff reserved by customers, and (g) any extensions, renewals and replacements of any of the foregoing.

“Permitted Tax Liens” means (a) liens securing the payment of Taxes which are either not delinquent or being contested in good faith by appropriate proceedings, and (b) liens for current Taxes not yet overdue.

“Person” means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any Governmental Authority.

“Post-Closing Financial Statements” means the consolidated financial statements of the Company (such consolidation to include nMatrix U.S., nMatrix Australia, and nMatrix U.K.), prepared in accordance with U.S. GAAP, for the years ended December 31, 2003 and 2004, and the three and nine month periods ended September 30, 2005.  Such financial statements shall include all statements and notes thereto as required by U.S. GAAP, including, without limitation, statements of income, financial position, cash flow, and shareholders’ equity.  For the years ended December 31, 2003 and 2004, the financial statements shall include a the report of Hays & Company LLP, with such report expressing an unqualified opinion as to all periods covered.  The financial statements for the three and nine month periods ended September 30, 2005 shall have been reviewed by Hays & Company LLP, such review encompassing all procedures as would normally be performed during the review of the quarterly filing of a public company.

“Pre-Closing Tax Period” has the meaning specified in Section 11.1.

“Qualified Losses” has the meaning specified in Section 10.2(b).

“Qualified Plan” means any Benefit Plan intended to meet the requirements of Code Section 401(a).

“Receivable Confirmations” means the accounts receivable confirmations sent to eight of the Company’s customer groups (including the customers set forth on Schedule 6.7 under the heading “Receivable Confirmations”) to determine whether any of the Company’s accounts receivable from such customers, and if so how much, are in dispute.

“Registration Rights Agreement” means the Registration Rights Agreement between Buyer and Seller to be entered into on the Closing Date.

“Reserve Amount” means the aggregate amount of any disputed and uncollected accounts receivables in excess of $500,000 with respect to the Company’s customer groups to which the Receivable Confirmations were sent, which excess amount shall not exceed $250,000.  The Reserve Amount shall be $250,000 at Closing, but shall be reduced from time to time if, and to the extent that, accounts receivables included in the excess amount are either confirmed or paid.

“Representative” means, with respect to any Person, any officer, director, employee, principal, attorney, agent or other authorized representative of such Person.

“Scheduled Contracts” has the meaning specified in Section 3.8(a).

“Securities Act” has the meaning specified in Section 5.6.

“Seller” has the meaning specified in the preamble of this Agreement.

“Seller’s Account” has the meaning specified in the Cash Escrow Agreement.

“Seller Expenses” has the meaning specified in Section 12.1.

“Seller Indemnified Parties” has the meaning specified in Section 10.3.

“Share Consideration” has the meaning specified in Section 2.1(b).

“Shares” has the meaning specified in the recitals to this Agreement.

“Significant Customers” has the meaning specified by Section 3.18.

“Significant Suppliers” has the meaning specified in Section 3.18.

“Software” has the meaning specified in Section 3.11(a).

“Straddle Period” has the meaning specified in Section 11.1(b).

“Stock Escrow Agent” has the meaning given to the term “Escrow Agent” under the Stock Escrow Agreement.

“Stock Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Stock Escrow Agent to be entered into on the Closing Date in the form attached hereto as Exhibit A.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Tax” or “Taxes” means any assessment or charge of any kind whatsoever imposed by any Taxing Authority, including without limitation (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of the Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Return” means any return, report or similar statement or form filed or required to be filed with respect to any Tax (including any attached schedules and related or supporting information), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission exercising Tax regulatory authority.

“Third Party Claim” has the meaning specified in Section 10.5.

“Trademarks” has the meaning specified in Section 3.11(a).

“Transaction Payments” has the meaning specified in Section 3.15.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the periods covered by the financial statements.

1.2           Certain Interpretation Matters.  Definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof,” “herein”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.”  Each Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified.

ARTICLE II.

PURCHASE AND SALE OF SHARES

2.1           Purchase and Sale of Shares.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement:

(a)       Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of the Shares, free and clear of all Encumbrances.

(b)       In consideration of the transfer of the Shares pursuant to Section 2.1(a), and as payment for such Shares, (i) Buyer shall pay and deliver to Seller at the Closing the sum of One Hundred Million Dollars ($100,000,000) less (w) the aggregate amount of any Indebtedness of the Company as of the Closing Date, less (x) the aggregate amount of the Transaction Payments, less (y) the Cash Escrow Amount and less (z) the aggregate amount of all Seller Expenses not paid in full prior to Closing (the “Cash Consideration”) and (ii) Buyer shall deliver to Seller at the Closing 1,228,501 shares of common stock, par value $0.01 per share of Parent (the “Share Consideration”), having a value of Twenty Five Million Dollars ($25,000,000) based on a per share valuation of $20.35, the average NASDAQ closing price of Parent’s common stock for the 40 consecutive trading days ending on the date ending four (4) trading days prior to the Closing Date.  The Cash Consideration and the Share Consideration are collectively called the “Consideration”.

(c)       The Consideration shall be payable by Buyer on the Closing Date as follows: (i) the Cash Consideration shall be paid by Buyer by wire transfer of immediately available funds to such account or accounts to be designated by Seller in writing to Buyer at least one (1) Business Day prior to the Closing Date, (ii) eighty percent (80%) of the Share Consideration (the “Closing Shares”) shall be delivered to Seller at the Closing, and (iii) twenty percent (20%) of the Share Consideration (the “Escrow Shares”) shall be delivered to the Escrow Agent to be held and disbursed in accordance with the terms and provisions of the Escrow Agreement.

2.2           Closing.  Subject to the terms and conditions set forth herein, the consummation of the purchase and sale of the Shares provided for in Section 2.1 and the other transactions contemplated hereby (the “Closing”) shall take place on the Closing Date at 10:00 a.m., New York time, at the offices of Wormser, Kiely, Galef & Jacobs LLP, 825 Third Avenue, New York, New York 10022, unless another time and/or place is agreed to in writing by the parties hereto.

2.3           Deliveries at the Closing.  At the Closing, subject to the terms and conditions set forth herein, each party hereto shall deliver to the other party each of the documents, instruments, agreements, certificates and other evidences of satisfaction of conditions required to be delivered by such party as a condition to Closing pursuant to Article VII hereof.  In addition to the foregoing, at the Closing (a) Seller shall deliver to Buyer one or more certificates or other instruments evidencing all of the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer or one of its Affiliates good, valid and marketable title to the Shares free and clear of all Encumbrances, (b) Seller and the Company shall deliver or cause to be delivered to Buyer satisfactory evidence of the resignation of any directors or officers of the Company as may be requested by Buyer, (c) Seller and the Company shall deliver to Buyer all minute books and deliver or make available to Buyer certificates, corporate records and documents of the Company, (d) Buyer shall pay to Seller the Cash Consideration, (e) Buyer shall deliver to Seller one or more certificates or other instruments issued by Parent in the name of Seller or its designee evidencing the Closing Shares and (f) Buyer shall deliver one or more certificates or other instruments issued by Parent in the name of Seller or its designee to the Escrow Agent evidencing the Escrow Shares.  To the extent that a form of any document, instrument, agreement or certificate to be delivered hereunder is not attached as an exhibit hereto, such document, instrument, agreement or certificate shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties hereto.

2.4           Accounting Terms.  Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted in accordance with US GAAP consistently applied.

ARTICLE III.

REPRESENTATIONS AND
WARRANTIES REGARDING THE COMPANY

Seller hereby represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement (except to the extent such representations and warranties speak expressly as of an earlier date):

3.1           Organization and Qualification.  (a)  Each of nMatrix U.S., nMatrix Australia and nMatrix U.K. is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization as set forth in Schedule 3.1 of the disclosure schedule of even date herewith being delivered by Seller to Buyer (the “Disclosure Schedule”).

(b)       Except as set forth in Schedule 3.1 of the Disclosure Schedule, the Company (i) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted, and (ii) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to have such power or authority, or to be duly qualified to do business, would not have a Material Adverse Effect.  Except as set forth in Schedule 3.1 of the Disclosure Schedule, the Company is not in violation of, in conflict with or in default under any of their respective certificates of incorporation, bylaws or comparable charter documents, and there exists no condition or event which, after notice or lapse of time or both, would result in any such violation, conflict or default.

3.2           Capitalization; Ownership.  (a)  The equity capitalization of the Company (including the identity of each equity holder and the number of issued and outstanding shares of capital stock or other membership or ownership interests held thereby) is set forth in Schedule 3.2(a) of the Disclosure Schedule.  Except as set forth as Schedule 3.2(a) of the Disclosure Schedule, no capital stock, equity interests or other securities of the Company, and no securities or other interests directly or indirectly convertible into any such stock, equity interests or securities, are issued, allotted or outstanding, nor is the Company under any contractual or other obligation to issue or allot such stock, equity interests or securities.  All of the Shares are held beneficially and of record by the Seller free and clear of all Encumbrances (other than Permitted Encumbrances arising out of or in connection with this Agreement).  The Company does not own, of record or beneficially, control or hold the right to acquire any shares of capital stock, securities convertible into capital stock, or any other security or interest in any other Person.  All of the outstanding shares of the Company’s capital stock or other membership or ownership interests held thereby have been validly issued and allotted and are fully paid and nonassessable.

(b)       Except for this Agreement and the transactions contemplated hereby or as set forth in Schedule 3.2(b) of the Disclosure Schedule, there are no outstanding (i) agreements, arrangements, warrants, options, puts, calls, rights, options, subscriptions or other commitments to which the Company or Seller is a party or by which any of them or any of their respective properties or assets are bound, relating to the sale, purchase, issuance or voting of any shares of capital stock of, or other membership or ownership interests in, or other securities of, the Company, or (ii) securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of, or other membership or ownership interests in, the Company.

3.3           No Conflict or Violation.  The transactions contemplated by this Agreement, do not and will not, except as set forth on Schedule 3.3 and Schedule 3.4 of the Disclosure Schedule:  (a) conflict with, violate or breach any provision of the Certificate of Incorporation or Bylaws of the Company or any comparable charter documents; (b) violate, conflict with or constitute in any respect or result in (in each case, with or without notice, lapse of time or both) a default or a breach under, or result in the acceleration, termination, modification or cancellation of (or entitle any Person or give any Person the right to accelerate, terminate, modify or cancel) any obligation under, or result in the loss of a material benefit under, or require any consent, approval or authorization under, any Scheduled Contract to which the Company is a party or by which any of their property or assets is bound; (c) contravene or violate in any respect any law, statute, rule or regulation applicable to the Company or any of their respective assets or properties, or any Governmental Order to which the Company is a party or by which it or any of its assets or properties is bound; (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any of the assets or properties of the Company; (e) result in termination or any impairment of, or require any consent, approval or authorization under, any Material Permit.

3.4           Consents and Approvals.  The transactions contemplated by this Agreement do not require any approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, or notification to, any Governmental Authority, other than as set forth on Schedule 3.4 of the Disclosure Schedule.

3.5           Pre-Closing Financial Statements.  The Company has delivered to Buyer true, complete and correct copies of the unaudited statements of income, financial position, and cash flow of the Companies, along with notes thereto, for the year ended December 31, 2004 and for the nine months ended September 30, 2005, consolidated (such consolidation to include nMatrix U.S., nMatrix Australia, and nMatrix U.K.) and individually for nMatrix U.S., nMatrix Australia, and nMatrix U.K. (collectively, the “Pre-Closing Financial Statements”).  Except as set forth on Schedule 3.5 of the Disclosure Schedule, the Pre-Closing Financial Statements have been prepared in accordance with U.S. GAAP.  The Pre-Closing Financial Statements are accurate and complete in all material respects, are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and fairly present in all material respects, the financial condition, results of operations and cash flow of the Company as of the dates thereof or for the periods referred to therein.  Since September 30, 2005, except as disclosed in Schedule 3.5 of the Disclosure Schedule, there have been no material changes in the accounting policies of the Company and no revaluation of any of the assets or properties of the Company.

3.6           Litigation.  As of the date hereof (and during the three years preceding the date hereof), except as set forth in Schedule 3.6 of the Disclosure Schedule, there are no claims asserted before a court or administrative agency, lawsuits, actions, orders, arbitrations, arbitrations, administrative or other proceedings pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of their respective assets or properties and to the knowledge of the Company there are no governmental investigations pending or threatened against or affecting the Company.

3.7           Compliance with Laws.  The Company is, and during the past five years has been, in material compliance with all applicable laws, ordinances, codes, rules, requirements statutes, regulations and Governmental Orders of all foreign, federal, state and local governments and all agencies thereof except as set forth on Schedule 3.7 of the Disclosure Schedule.  During such period no written notices have been received by, and to its knowledge no claims have been filed against, the Company alleging a material violation of any such laws, ordinances, codes, rules, requirements statutes, regulations and Governmental Orders.

3.8           Contracts.  (a)  Except as set forth in Schedule 3.8(a) of the Disclosure Schedule, the Company is not a party to, or bound by, any of the following (the Contracts referenced in Schedule 3.8(a) are herein called the “Scheduled Contracts”):

(i)            any Contract or group of related contracts with the same party or group of affiliated parties with respect to the purchase of goods or services with a value, or involving payments by or to the Company, reasonably expected by the Company to be more than $250,000 in any twelve (12) month period;

(ii)           any note, mortgage, indenture, letter of credit, obligation, agreement, instrument or other Contract for or relating to indebtedness for money borrowed, or any guarantee by the Company of third-party obligations of $100,000 or more or any Contract providing for the creation of any Encumbrance (other than Permitted Encumbrances);

(iii)          any collective bargaining agreement or other Contract with any labor union or association representing employees of such Company;

(iv)          any joint venture, partnership or limited liability company agreement or similar Contract.

(v)           any Contract to which a current or former officer, employee, director, stockholder, manager or member of the Company, which involves an annual payment of more than $100,000;

(vi)          any Contract pursuant to which the Company sells, markets or distributes its products or services which involves revenues in excess of $250,000;

(vii)         any Contract which contains any non-solicitation, non-competition, confidentiality or similar obligations or which otherwise prohibits the Company from freely providing any services or supplying products to any customer or potential customer anywhere in the world;

(viii)        any Contract under which any real or personal property is licensed, leased or subleased, including without limitation the Leases; except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000;

(ix)           any Contract not entered into in the ordinary course of business consistent with past practice and involving aggregate payments in excess of $100,000;

(x)            any Contract with a term of more than six months or without a specified term which, in either case, is not terminable by the Company upon less than 30 days’ notice without penalty and which, in either case, involves aggregate annual consideration in excess of $100,000;

(xi)           any Contract relating to any outstanding commitment for capital expenditures in excess of $100,000;

(xii)          any Contract for the acquisition or disposition, directly or indirectly, of any material assets, capital stock or equity of any Person; or

(xiii)         any Contract pursuant to which any Business Intellectual Property Rights are licensed to any Person, or pursuant to which a Person has licensed, transferred, sold or distributed any Intellectual Property to the Company (other than licenses of standard off-the-shelf software and other licenses and sales for an aggregate purchase price of less than $10,000).

(b)           Except as set forth in Schedule 3.8(b) of the Disclosure Schedule, each of the Scheduled Contracts is valid, binding and enforceable against the Company and, to the Company’s Knowledge, against all other parties thereto, in each case in accordance with their respective terms.  Except as set forth in Schedule 3.8(b) of the Disclosure Schedule, with respect to each Scheduled Contract, the Company has performed all material obligations required to be performed by it thereunder and neither the Company nor, to the knowledge of the Company, any other Person which is a party to any Scheduled Contract, is in material breach of or default under, and no event has occurred which with or without notice or lapse of time, or both, would become a material breach of or default under, such Scheduled Contract.  The Company does not have any present expectation or intention of not fully performing all of its obligations under the Scheduled Contracts.  Prior to the date of this Agreement, the Company has delivered to Buyer a true, complete and correct copy of each Scheduled Contract.

3.9           Real Property.  (a)  The real estate leases described on Schedule 3.9(a) attached hereto are in full force (the “Leases”).  The Leases constitute all of the leases (including subleases) under which the Company leases, subleases, licenses or otherwise occupies any real property and the Company has no actual or contingent liabilities in relation to any real estate other than under the Leases.  The Company has delivered to Buyer complete and accurate copies of each of the Leases and none of the Leases have been modified or amended in any material respect, except to the extent that such modifications or amendments have been disclosed on Schedule 3.9(a) and by the copies delivered to Buyer.  Each of the Leases is valid, binding and enforceable against the Company and, to the Company’s knowledge, against all other parties thereto in accordance with their respective terms.  Neither the Company, nor to the knowledge of the Company, any other party to any of the Leases, is in material default, breach or violation and no event has occurred which (including upon the giving of notice or the passage of time) would constitute such a material default, breach or violation or would permit termination, modification or acceleration under the Leases; no Person has so terminated or accelerated performance or modified any of such Leases.  The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases and the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to such Leases or any portion thereof.

(b)       The Company does not own any real property.

3.10         Title to Assets.  Except as set forth on Schedule 3.10 of the Disclosure Schedule, the Company has good and valid title to, or, in the case of property held under lease, a valid leasehold interest in, or, in the case of property held under contract or agreement, a valid right to use, all of the real and personal property (a) owned by any of them, or (b) used or held for use by any of them, or (c) located on any of their premises, or (d) shown in the Pre-Closing Financial Statements, or (e) acquired after the date thereof, in each case free and clear of all Encumbrances (other than Permitted Encumbrances), and such property constitutes all the property used by the Company for the operation of its business as it is being conducted as of the date hereof.

3.11         Intellectual Property.  (a)  “Intellectual Property” means all of the following in any jurisdiction throughout the world:  (i) all trademarks, trademark registrations,

trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing (the “Trademarks”); (ii) all issued patents, patent rights, and patent applications (the “Patents”); (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same (the “Copyrights”); (iv) all software (including source code, executable code and documentation), computer programs, computer systems, modules and related data (the “Software”); (v) all Internet domain names (“Domain Names”) and Internet web-sites and the content thereof (“Internet Sites”); (vi) all confidential and proprietary information, including trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; and (vii) all other intellectual property.

(b)       Schedule 3.11(b) of the Disclosure Schedule contains a list of all of the following Intellectual Property which is held by the Company:  (i) patented or registered Intellectual Property; (ii) pending patent applications or applications for registration of other Intellectual Property; (iii) material unregistered Trademarks; and (iv) all Software currently marketed by the Company, or used in the provision of services by the Company which result in material revenue to it, and an indication as to which, if any, such Software has been registered for copyright protection or for patent protection and by whom such items have been registered (collectively, “Company Software”).

(c)       Except as set forth on Schedule 3.11(c), the Company owns and possesses all right, title and interest in and to the Intellectual Property set forth on Schedule 3.11(b) and owns and possesses good, valid and marketable title or valid and enforceable written licenses or other rights to use as set forth on Schedule 3.8(a) or pursuant to shrink-wrap or click-wrap licenses for commercially available off-the-shelf software, all other Intellectual Property used in the operation of the Company’s business which results in material revenue to it, (including performing the Scheduled Contracts), as currently being conducted (collectively, the “Business Intellectual Property Rights”), free and clear of all encumbrances (except Permitted Encumbrances).  Except as set forth in Schedule 3.11(c), all Persons who have participated in the creation or development of any Business Intellectual Property Rights have executed and delivered to the Company agreements providing for the non-disclosure by such Person of any confidential information of the Company.  Except as set forth in Schedule 3.11(c), all Business Intellectual Property Rights were created or developed by (i) employees of the Company working within the scope of their duties as employees or (ii) Persons with whom the Company has a valid and enforceable written agreement that assigns all Business Intellectual Property Rights to the Company.

(d)       To the Company’s Knowledge, the Business Intellectual Property Rights are valid, in full force and effect and are enforceable.  No claim is pending or to the Company’s Knowledge threatened, and no notice or invitation to license has been received that questions the Company’s title to, claims any ownership of or any rights to any Business

Intellectual Property Rights, or claims or at all indicates that the Company or its business infringes upon or conflicts with the Intellectual Property of any other Person, except as set forth on Schedule 3.11(d).  Except as set forth on Schedule 3.11(d), no claim is pending, or to the Company’s knowledge, threatened, to the effect that any Business Intellectual Property Right is invalid or unenforceable.  There are no pending, or, to the Company’s knowledge threatened, interferences, re-examinations, oppositions, cancellation proceedings, or the foreign equivalent thereof involving any Patents or registered Trademarks, if any, of the Company.  None of the operations of the Company (including any and all products and services of the Company) or its business, as it has been, or as now being conducted, or performance of any Contract as it has been, or as now being, conducted infringes, upon any (i) Intellectual Property (excluding Patents) of any other Person or (ii) to the Company’s Knowledge, any Patents of any other Person.  To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property Rights.

(e)       Except as disclosed in Schedule 3.11(e), the Company Software, including any embedded or integrated third party Software, does not contain any open source or freeware and the sale or licensing of the Company Software in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose source code to any of the Company Software and any other software for which a reasonably prudent Person would hold in confidence.  Except as set forth on Schedule 3.11(e), (i) only the object code relating to any Company Software has been disclosed to any Person (except to a source code escrow agent for the benefit of customers in the ordinary course of business); and (ii) no Person has asserted any right to access any source code for any Company Software, including pursuant to any source code escrow agreement.  To the Company’s Knowledge, there are no viruses, worms, Trojan horses or similar programs in any of the Company Software.

3.12         Taxes.  Except as set forth in Schedule 3.12 of the Disclosure Schedule:

(a)       The Company has timely filed all Tax Returns required to be filed through the date hereof and will timely file any such Tax Returns required to be filed for periods ending on or prior to the Closing Date, in each case, subject to any applicable extensions and all such Tax Returns are or will be complete and accurate in all material respects.  The Company has timely paid all Taxes due and owing, whether or not shown or required to be shown on any tax return, through the date hereof and will timely pay all Taxes required to be paid on or prior to the Closing Date.

(b)       The amount of the Company’s liability for unpaid Taxes (1) as of September 30, 2005 did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Pre-Closing Financial Statements and (2) do not exceed that accrual, after that accrual is reduced by taking into account all Transaction Payments, as adjusted for the passage of time through the Closing Date (the “Closing Date Tax Accrual”).  Since September 30, 2005, the Company has not incurred any liability for Taxes outside the ordinary course of business.

(c)       The Company has not received any written notice of deficiency or assessment from any Taxing Authority with respect to any liability for Taxes with respect to the Company which has not been fully paid or finally settled.

(d)       The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, Affiliate, creditor, licensor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(e)       Neither the Seller nor any director or officer (or employee or independent accountant responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any taxable period.  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.  Schedule 3.12 of the Disclosure Schedule attached hereto lists all federal, state, local, and foreign income Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Seller has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2000.

(f)        The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.  The Company is not a party to or bound by any Tax allocation, sharing, or similar agreement.  The Company (A) has not been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was nMatrix U.K. or nMatrix U.S.) or (B) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  The Company has never been, nor will it be at the Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(g)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing, in each case as described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(h)       The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(i)        The Company is not, nor at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law).

(j)        The Company is resident for Tax purposes only in its country of incorporation and has never carried on any trade, business or other activity outside its country of incorporation which trade, business or activity qualified as a taxable presence in any other country than its country of incorporation on the basis of local tax legislation of the other country and the applicable tax treaty for the avoidance of double taxation between the country of incorporation and the other country.

(k)       There are no circumstances in existence prior to Closing which could cause any Tax authority to deny or defer relief for payments of interest paid by the Company, and no such relief has been denied in fact.

(l)        The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of any value added or similar tax on consumption, has promptly submitted accurate returns, maintains full and accurate records, and has never been subject to any interest, forfeiture, surcharge or penalty.

3.13         Employee Benefit Plans.

(a)       Schedule 3.13(a) contains a complete and accurate list of all material Benefit Plans and Benefit Arrangements.

(b)       With respect, as applicable, to Benefit Plans and Benefit Arrangements:

(i)            The Company has delivered true, correct, and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each Benefit Plan and Benefit Arrangement;

(ii)           Except as set forth on Section 3.13(b)(ii) of the Disclosure Schedule, each Benefit Plan and Benefit Arrangement (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation with all applicable requirements of ERISA, the Code and other applicable Laws.

(iii)          Each Qualified Plan identified in Schedule 3.13(a) has received a determination or opinion letter from the IRS that such Qualified Plan is so qualified, and, to the Company’s Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualification of such Qualified Plan or cause the imposition of any liability, lien, penalty or tax under ERISA or the Code.

(iv)          The Company has no material liability with respect to any Benefit Plan other than the Benefit Plans disclosed on Schedule 3.13(a);

(v)           There are no pending, or to the Company’s Knowledge threatened, claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Benefit Plans or Benefit Arrangements.  No Benefit Plans or Benefit Arrangements are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign governmental agency or entity (including the IRS and Department of Labor); and no matters are pending under the IRS’s Employee Plans Compliance Resolutions System or any successor or predecessor program;

(vi)          The Company has paid all amounts they are required to pay as contributions to the Benefit Plans; all benefits accrued under any unfunded Benefit Plan or Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with US GAAP as of the Balance Sheet Date; all monies withheld from employee paychecks for Benefit Plans have been transferred to the relevant plan within the time period prescribed under applicable law;

(vii)         All group health plans of the Company materially comply with the requirements of Part 6 of Title I of ERISA (“COBRA”), Code Section 5000, the Health Insurance Portability and Accountability Act, and any other comparable domestic or foreign laws; the Company has no liability under or with respect to COBRA for its own actions or omissions or those of any predecessor; no employee or former employee (or beneficiary of either) of the Company is entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as applicable law requires.

(viii)        Schedule 3.13(b)(vii) sets forth an accurate list, as of the date hereof, of all employees of the Company who earned more than $50,000 in 2004, all officers and all directors, and all employment agreements with such employees, officers, and directors and the current rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person.

(ix)           Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i)  Pension Plan, (ii)  any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).  Neither the Company nor any ERISA Affiliate has any liability or potential liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.

3.14         Contracts with Affiliates.  Except as set forth in Schedule 3.14 of the Disclosure Schedule, none of Seller or any of its Affiliates, and no officer, director or Affiliate of the Company or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any employee or any Person in which any such Person owns any beneficial interest, is currently, or since December 31, 2004 has been, a party to any Contract or transaction with the Company (other than any employment agreement between such Company and its officers or employees made in the ordinary course of business consistent with past practice) involving, individually or in the aggregate, an annual payment of more than $100,000.

3.15         No Brokers, Finders, etc.  Except with respect to the services of Marks Baughan & Co., as financial advisor to the Company, neither the Seller nor the Company has paid or will become obligated to pay any fee or commission to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement based on arrangements made by the Company.  Except as set forth on Schedule 3.15 of the Disclosure Schedule, neither the Seller nor the Company has any obligation or intention to make any payments as a result of the Closing of the Transaction (such payments, collectively, the “Transaction Payments”).

3.16         Accounts Receivable.  Except as set forth in Schedule 3.16 of the Disclosure Schedule, the accounts and notes receivable reflected in the Pre-Closing Financial Statements represent obligations arising from sales actually made or services performed in the ordinary course of business consistent with industry practice, and the Company has not received any notice of any material contest, claim, or right of set-off under any Scheduled Contract or otherwise with any maker of any such accounts or notes receivable relating to the amount or validity of such accounts and notes receivable.

3.17         Licenses and Permits.  The Company owns or holds and is in material compliance with all material permits, licenses, bonds, certificates, accreditations, variances, exemptions, Government Orders, approvals and other authorizations necessary or proper for the conduct of its business as currently conducted and the ownership of its properties (collectively, “Material Permits”).  Each of the Material Permits is set forth on Schedule 3.17.  The Material Permits are valid, and to the knowledge of the Company, no Governmental Authority intends to modify, cancel, terminate or not renew any of the Material Permits, whether as a result of the transactions contemplated hereby or otherwise, and as such, all Material Permits will be available for use by the Company immediately after the Closing.

3.18         Significant Customers and Suppliers.  Schedule 3.18 of the Disclosure Schedule is a true and correct list showing (i) the ten largest customers of the Company by gross revenue during each of the calendar year 2004 and the first nine months of 2005 (collectively, the “Significant Customers”) and (ii) the ten largest vendors and suppliers of the Company by gross expenditures during each of the calendar year 2004 and the first nine months of 2005 (collectively, the “Significant Suppliers”).  Within the 60 days prior to this Agreement, none of John Lord, Lisa Schofield or Paul Brabant has received written or oral communication from any employee or agent of the Significant Customers whom John Lord, Lisa Schofield or Paul Brabant believe have authority on behalf of any Significant Customer to reduce or eliminate such Significant Customer’s relationship with the Company to the effect that (a) such customer will or desires to materially change the terms of its relationship with the Company, other than expanding its volume of business; or (b) it is dissatisfied with the Company’s products or services to the extent that it is actively considering reducing or eliminating its relationship with the Company.

3.19         Insurance.  Schedule 3.19 of the Disclosure Schedule sets forth an accurate list of all insurance policies carried by the Company. The Company has not received any written notice that any provider intends to terminate any such policy and has not had any claims denied by a provider in the prior three years.

3.20         Warranties.  The Company has not undertaken or assumed any warranties or guarantees to its Significant Customers with respect to its products and services except as set forth in the Scheduled Contracts.  The Company has not received any material written claims under such warranties and guaranties except as disclosed in Schedule 3.20 of the Disclosure Schedule.

3.21         Absence of Changes.  Except as disclosed in Schedule 3.21 of the Disclosure Schedule, since September 30, 2005, the Company has conducted its business and owned and operated its assets and properties in the ordinary course consistent with past practice and the Company has not:

(a)       declared, set aside or made any payment or distribution of cash or other property to any of its shareholders with respect to such shareholder’s capital stock, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities;

(b)       made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on the attached Contracts Schedule and except for any bonus or wage increases granted to employees in the ordinary course of business consistent with past practice);

(c)       made any commitments for capital expenditures that aggregate in excess of $100,000;

(d)       amended its articles of incorporation or by-laws (or similar governing documents);

(e)       entered into any material contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or materially changed any business or accounting practice; or agreed, whether orally or in writing, to do any of the foregoing.

3.22         Bank Accounts; Powers of Attorney.  Schedule 3.22 of the Disclosure Schedule sets forth a true and complete list of all bank accounts, safe deposit boxes and lock boxes of the Company, including the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto.

3.23         Absence of Undisclosed Liabilities..  Except as disclosed in Schedule 3.23 of the Disclosure Schedule, the Company does not have and will not have any obligation or liability arising out of any transaction entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than: (a) liabilities reflected in the Pre-Closing Financial Statements and not previously paid or discharged, (b) liabilities and obligations which have arisen after September 30, 2005 in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) liabilities and obligations that are the subject of any other representation or warranty under Article III or IV of this Agreement, to the extent each such liability is disclosed in the relevant Disclosure Schedule, and (d) liabilities and obligations which could have a Material Adverse Effect.

3.24         No Material Adverse Effect.  Except as disclosed in Schedule 3.24 of the Disclosure Schedule, since September 30, 2005, there has occurred no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

3.25         Indebtedness.  Except as disclosed in Schedule 3.25 of the Disclosure Schedule, the Company does not have any Indebtedness.

3.26         Cash Management.  Except as disclosed in Schedule 3.26 of the Disclosure Schedule, since December 31, 2004, the Company has conducted its cash management customs and practices (including, without limitation, the collection of receivables, payment of payables and pricing and credit practices (including, without limitation, extension of credit terms or sales discount programs)) in the usual and ordinary course of business consistent with past practice and has not made any expended any cash outside of the ordinary course of business consistent with past practice.

3.27         Environmental Matters.  The Company is, and during the past five years has been, in material compliance with all applicable Environmental and Safety Requirements.  During such period, no written notices have been received by, and to the Company’s Knowledge no claims have been filed against, the Company alleging a material violation of or material liability under any Environmental and Safety Requirements.  The Company is not required to holds any permits, licenses or other authorizations under Environmental and Safety Requirements for the conduct of its business or the operation of its properties.  Neither the Company nor any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, released or exposed any person to, any hazardous substance or petroleum, or owned or operated any property or facility contaminated by any hazardous substance or petroleum, so as would give rise to liabilities or obligations under Environmental and Safety Requirements.  There is no asbestos-containing material, mold, or airborne contaminants at any real property that is the subject of the Leases so as would give rise to liabilities or obligations of the Company under Environmental and Safety Requirements.

3.28         Employees.  The attached Section 3.28 of the Disclosure Schedule sets forth the name and current annual salary of each of the Company’s employees.  To John Lord’s knowledge, no executive or key employee of the Company or any group of employees of the Company have any plans to terminate their employment with the Company.  Except as set forth in Section 3.28 of the Disclosure Schedule, (a) there are no agreements or arrangements regarding salary, bonus, commission, housing reimbursement, automobile and/or fuel allowance, tuition reimbursement, leisure travel, extra vacation time, special medical benefits, cash substitutes for medical benefits, visa or immigration related fees or benefits, clubs, memberships, subscriptions, loans to employees, cash advances to employees, severance or other benefits with any employees of the Company, and (b) there are no written personnel policies, rules or procedures applicable to employees of the Company.

3.29         Total Assets.  Seller, together with the persons within which it is included for purposes of 16 C.F.R. Section 801.1(a), do not have $10.7 million or more of total assets on the most recent regularly prepared balance sheet as of the Closing Date, as determined in accordance with 16 C.F.R. Section 801.11(c)(2).

3.30         Representations Exclusive.  Buyer acknowledges and agrees that the representations and warranties in Article III and IV are Seller’s sole representations and warranties in connection with the transactions contemplated by this Agreement, and that Seller shall not be bound by any other representations or warranties, whether express or implied, written or oral, including without limitation any warranty of MERCHANTIBILITY or FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made at such time (except to the extent such representations and warranties speak expressly as of an earlier date):

4.1           Ownership.  All of the issued and outstanding Shares are owned beneficially and of record by Seller, free and clear of all Encumbrances.  Except for this Agreement and the transactions contemplated hereby or as set forth in Schedule 4.1 of the Disclosure Schedule, there are no outstanding agreements, arrangements, warrants, options, puts, calls, rights, options, subscriptions or other commitments to which Seller is a party, or by which Seller or any of its rights, properties or assets are bound, relating to the sale, issuance or voting of any shares of capital stock of, or other membership or ownership interests in, or other securities of, the Company.

4.2           Authorization; Enforceability.  Seller has all requisite power and authority under the Hypatia Trust to execute and deliver this Agreement and the other instruments contemplated hereby and to perform its obligations hereunder and thereunder and, subject to the conditions set forth herein, to consummate the transactions contemplated hereby and thereby and no other act or proceeding is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller, in accordance with its terms subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

4.3           No Conflict or Violation.  The execution, delivery and performance by Seller of this Agreement and the other instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, do not and will not, except as set forth on Schedule 4.3 of the Disclosure Schedule:  (a) conflict with, violate or breach any provision of the Certificate of Incorporation or Bylaws of the Seller or any comparable charter documents or violate, conflict with or constitute in any respect or result in (in each case, with or without notice, lapse of time or both) a default or breach under, or result in the acceleration, termination or cancellation of (or entitle any Person or give any Person the right to accelerate, terminate or cancel) any obligation under, or result in the loss of a benefit under, or require any consent, approval or authorization under, any Contract to which Seller is a party or by which any of his property or assets is bound; (b) contravene or violate in any respect any law, statute, rule or regulation applicable to Seller or any of his assets or properties, or any Governmental Order to which Seller is a party or by which Seller or any of his assets or properties is bound; (c) result in the creation or imposition of (i) any Encumbrance, other than Permitted Encumbrances, on any of the assets or properties of the Company or (ii) any Encumbrance on the Shares; (d) result in termination or any impairment of, or require any consent, approval or authorization under, any Material Permit; or (e) constitute an event which, after notice or lapse of time or both, would result in any event described in Section 4.3(a)-(d).

4.4           Consents and Approvals.  The execution, delivery and performance by Seller of this Agreement and the other instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, do not and will not require any approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, or notification to, any Governmental Authority, other than as set forth on Schedule 4.4 of the Disclosure Schedule.

4.5           No Brokers, Finders, etc.  Seller has not paid nor will Seller become obligated to pay any fee or commission to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement based on arrangements made by Seller.  Seller is solely responsible for any payment, fee or commission that may be due to Marks Baughan & Co. in connection with the transactions contemplated hereby.

4.6           Investment Intent  Seller is an “accredited investor,” as that term is used in the Securities Act of 1933, as amended (the “Securities Act”), and is capable of evaluating the merits and risks of acquiring the Share Consideration.  Seller has received and carefully reviewed copies of Buyer’s (i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005, (iii) 2005 Proxy Statement, and (iv) Current Reports on Form 8-K and all other periodic reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed since January 1, 2005.  Seller has received all information from Buyer that Seller has requested, has had all questions relative to the above documents or Buyer generally answered by appropriate officers of Buyer, and, to the knowledge of Seller, has received all information necessary for Seller to evaluate the merits and risks of acquiring and holding the Share Consideration. Seller is acquiring the Share Consideration for investment and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Share Consideration, other than pursuant to the Registration Rights Agreement.  Seller acknowledges that the Share Consideration has not been registered under the Securities Act or the securities or “blue sky” laws of any state, and agrees that the Share Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to registration of the reoffer and resale of the Share Consideration pursuant to the Securities Act, or pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities laws in each case, to the extent applicable.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made at such time (except to the extent such representations and warranties speak expressly as of an earlier date):

5.1           Organization.  Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

5.2           Authorization; Enforceability.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other instruments contemplated hereby and to perform its obligations hereunder and thereunder and, subject to the conditions set forth herein, to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other instruments contemplated hereby by Buyer have been duly authorized by all requisite corporate action on behalf of Buyer.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the Company and Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

5.3           No Conflict or Violation.  The execution, delivery and performance by Buyer of this Agreement and the other instruments contemplated hereby and the consummation by Buyer of any of the transactions contemplated hereby and thereby, do not and will not:  (a) violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of Buyer; (b) violate, conflict with or constitute or result in (or with notice, lapse of time or both become) a default or a breach under, or result in the acceleration, termination or cancellation of (or entitle any Person or give any Person the right to accelerate, terminate or cancel) any obligation under, any Contract to which Buyer is a party or by which any of the assets or property of Buyer is bound, except for any of such matters or consequences which would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement; or (c) contravene or violate any law, statute, rule or regulation applicable to Buyer or any of its assets or properties, or any Governmental Order to which Buyer is a party or by which Buyer or any of its assets or properties is bound, for any of such matters or consequences which would not materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.4           Consents and Approvals.  The execution, delivery and performance by Buyer of this Agreement or any of the other instruments contemplated hereby, the consummation by Buyer of the transactions contemplated hereby and thereby and compliance by Buyer with, or fulfillment by Buyer of, the terms, conditions and provisions hereof and thereof do not and will not require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person or Governmental Authority, except to the extent the failure to obtain or make any of the foregoing would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

5.5           No Brokers, Finders, etc.  Except with respect to the services of Covington Associates, Buyer has not paid nor will Buyer become obligated to pay any fee or commission to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement.

5.6           Investment Intent.  Buyer has such knowledge and experience in financial matters that it is capable of evaluating the merits and risks of its purchase of the Shares.  Buyer confirms that Seller and the Company have made available to Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company.  Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Shares.  Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities or “blue sky” laws of any state, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities laws in each case, to the extent applicable.

5.7           Share Consideration.  The issuance to Seller of the Share Consideration has been duly authorized by Parent and when issued the Share Consideration will be validly issued, fully paid and nonassessable.

ARTICLE VI.

ADDITIONAL COVENANTS

The parties hereto covenant and agree to take, and, to the extent applicable pursuant to this Article VI, to cause the Company from and after the Closing to take, the following actions:

6.1           Confidentiality.  Seller shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already or becomes generally available to the public (through no fault of Seller) or which is or becomes known to Seller independently of the Company (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control.  In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided that Seller shall use its best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

6.2           Indemnification; Insurance; Release.  For a period of six (6) years after the Closing, the Companies will maintain customary directors and officers indemnification provisions in its organizational documents consistent with the current provisions and shall not discriminate between past or present directors and officers in its application of such provisions.

6.3           Further Assurances.  At any time or from time to time after the Closing, Seller shall, at the request of Buyer and at no additional cost or expense, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence or effect the consummation of the transactions contemplated hereby.  At any time or from time to time after the Closing, Buyer shall, at the request of Seller and at no additional cost or expense, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence or effect the consummation of the transactions contemplated hereby.

6.4           Post-Closing Audit.  Seller shall cooperate, and shall cause its Affiliates to cooperate, with and provide, and cause its Affiliates to provide, all requested information and assistance to Buyer, the Company and Hays & Company LLP, including without limitation, engaging in client communications regarding collection of accounts receivable confirmation documents for Hays and Company LLP, providing background knowledge on transactions previously recorded in the Pre-Closing Financial Statements and providing explanations regarding accounting methods for the Pre-Closing Financial Statements, in order to assist

Hays & Company LLP in delivering to Buyer, at the Buyer’s expense, the Post-Closing Financial Statements within 60 days of Closing.

Allocation of Purchase Price.  The Buyer shall allocate the Consideration after the Closing (the “Allocation”) and shall provide the Seller with a schedule setting forth such Allocation.  Seller and Buyer shall (i) be bound by the Allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the Allocation; and (iii) take no position inconsistent with the Allocation in any Tax Return, any proceeding before any taxing authority or otherwise.  In the event that the Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

Transaction Payments.  The Company will make, subject to applicable withholding and pursuant to Company’s general payroll practices, the Transaction Payments to the recipients set forth on Schedule 3.15.

6.7           Cash Escrow Account.

(a)       Within 20 business days after the end of each month during the Cash Escrow Period, Buyer shall deliver to Seller and the Cash Escrow Agent a written instruction (a “Cash Escrow Release Instruction”) setting forth the Monthly Release Amount with respect to that month, along with a schedule showing the amount and date of all Designated Receivables collected during that month, subject to the limitation set forth in (b) below.   Within 5 business days after it receives a Cash Escrow Release Instruction and subject to the limitations in (b) below, the Cash Escrow Agent shall release the amount set forth thereon from the Cash Escrow Fund and wire transfer such amount in immediately available funds to the Seller’s Account.  The total amount disbursed with respect to collections for Designated Receivables with respect to each customer set forth on Schedule 6.7 shall not exceed the dollar amount of Designated Receivables for such customer.

(b)       The amount of the Cash Escrow Fund available for distribution pursuant to (a) above shall be reduced by the Reserve Amount, as such may be adjusted from time to time.  In no event shall the Cash Escrow Release Instruction direct the Cash Escrow Agent to make a release, and in no event shall the Cash Escrow Agent release any funds from the Cash Escrow Account, to the extent a release would cause the Cash Escrow Fund to be reduced to an amount less than the Reserve Amount.  Within 5 business days after the date on which Buyer determines that the Reserve Amount has changed, Buyer shall deliver a written notice to Seller and the Escrow Agent setting forth the revised Reserve Amount.

(c)       Promptly after Buyer delivers the Cash Release Instruction with respect to September 2006, and the Escrow Agent releases the amounts set forth therein (subject to (b) above), any amounts remaining in the Cash Escrow Account, including the Reserve Amount (if any), shall be released by the Escrow Agent to the Buyer.

ARTICLE VII.

CONDITIONS PRECEDENT

The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the other party), on or prior to the Closing Date, of each of the following conditions:

7.1           Company Closing Certificate.  At the Closing each Company shall deliver to Buyer a certificate, dated the Closing Date and executed by such Company, attaching good standing (or substantially equivalent) certificates for such Company from their respective jurisdictions of incorporation and each jurisdiction in which such Company is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date.

7.2           Seller Closing Certificate.  At the Closing, Seller shall deliver to Buyer a certificate, dated the Closing Date and executed by Seller, attaching certified copies of the resolutions duly adopted by the Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

7.3           Buyer Closing Certificate.  At the Closing, Buyer shall deliver to Seller a certificate, dated the Closing Date and executed by Buyer, attaching certified copies of the resolutions duly adopted by the Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

7.4           FIRPTA Certificate.  At the Closing, the Company shall deliver to Buyer an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance satisfactory to the Buyer.

7.5           Seller’s Opinion.  At the Closing, Buyer shall have received a legal opinion from counsel to the Company and the Seller in form and substance reasonably satisfactory to Buyer and its counsel relating to the transactions contemplated hereby.

7.6           Buyer’s Opinion.  At the Closing, Seller shall have received a legal opinion from counsel to the Buyer in form and substance reasonably satisfactory to Buyer and its counsel relating to the issuance of the Share Consideration.

7.7           Escrow Agreement.  Buyer, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

7.8           Registration Rights Agreement.  Parent and Seller shall have entered into the Registration Rights Agreement.

7.9           John Lord Employment Agreement.  nMatrix UK and John Lord shall have entered into the Employment Agreement in form and substance satisfactory to the Buyer.

7.10         John Lord Non-Compete Agreement.  The Buyer and John Lord shall have entered into a Confidentiality, Intellectual Property and Non-Compete Agreement in form and substance satisfactory to the Buyer.

7.11         Employment Agreements.  nMatrix US and each of the individuals set forth on Schedule 7.11 shall have entered into an Employment and Non-Competition Agreement in form and substance satisfactory to the Buyer.

7.12         Non-Compete Agreements.  The Buyer and each of the individuals set forth on Schedule 7.12 shall have entered into a Confidentiality, Intellectual Property and Non-Compete Agreement in form and substance satisfactory to the Buyer.

7.13         Commission Agreements.  nMatrix US and each of the individuals set forth on Schedule 7.13 shall have entered into a Commission Agreement in form and substance satisfactory to the Buyer.

7.14         Undertaking.  Seller and Parent shall have entered into the EPIQ Share Delivery Undertaking dated as of the date hereof.

7.15         Releases.  The Company shall have received releases from the recipients of Transaction Payments set forth on Schedule 3.15 in a form reasonably satisfactory to Buyer and Seller.

7.16         Resignation of Officers and Directors.  The Buyer shall have received resignations in a form reasonably satisfactory to it from each of the officers and directors of the Companies effective as of the Closing.

7.17         Consents.  Seller and the Company shall have obtained or made (as applicable) the Consents.

7.18         Shareholder Consent. nMatrix US shall have (a) procured waivers of any amounts that constitute “parachute payments” within the meaning of Code §280G for each Person who is “disqualified individual” and may receive any parachute payments in connection with the transactions contemplated by this Agreement and (b) held a vote of the nMatrix US’s shareholders satisfying the requirements of Code Section 280G(b)(5)(B) and the Treasury Regulations promulgated with respect thereto seeking approval for such parachute payments, in each case, in a manner reasonably satisfactory to the Buyer.

7.19         Closing Deliveries.  Seller shall have delivered such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

ARTICLE VIII.

[INTENTIONALLY OMITTED]

ARTICLE IX.

[INTENTIONALLY OMITTED]

ARTICLE X.

INDEMNIFICATION

10.1         Survival of Representations, Etc. The representations, warranties, covenants and indemnities set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith or contemplated hereby shall survive the Closing as follows:

(a)       the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization; Ownership), and Section 3.15 (No Brokers, Finders, etc.); the representations and warranties in Section 4.1 (Ownership), Section 4.2 (Authorization; Enforceability) and Section 4.5 (No Brokers, Finders, etc.); and the representations and warranties in Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability) and Section 5.5 (No Brokers, Finders, etc.) shall survive indefinitely;

(b)       the representations and warranties in Section 3.12 (Taxes) and Section 3.27 (Environmental Matters) shall survive for a period ending when the applicable statutes of limitation with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus ninety (90) days; and

(c)       all other representations and warranties in this Agreement or in any certificate, document or other instrument delivered in connection herewith or contemplated hereby shall survive for a period of eighteen (18) months following the Closing.  The expiration of any representation or warranty as provided in this Section 10.1 shall preclude any indemnity with respect thereof under this Article X from and after the time such representation or warranty shall have expired; provided, however, that the expiration of any such representation or warranty shall not affect the rights of any party in respect of any such indemnity claim therefor as to which notice thereof has been given under this Article X prior to the expiration of the applicable survival period provided in this Section 10.1.

10.2         Indemnification by Seller.  (a)  From and after the Closing, Seller shall indemnify, defend, save and hold harmless Buyer, its Affiliates and their respective Representatives, successor and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred by any Buyer Indemnified Party and arising out of or resulting from (i) any breach of any representation or warranty given or made by Seller or the Company in this Agreement or other instrument or agreements delivered pursuant to Article VII; and (ii) any nonfullfilment or breach of any covenant or agreement made by Seller in this Agreement or other instrument or agreement delivered pursuant to Article VII.

(b)       Notwithstanding anything to the contrary contained in this Agreement, (i) no claim may be made against the Seller for indemnification pursuant to Section 10.2(a)(i) for any individual item (or group of integrally related items) unless the Losses relating to such item (or group of integrally related items) exceeds $50,000 (“Qualified Losses”), (ii) no indemnification under Section 10.2(a)(i) shall be made by Seller, and Seller shall not have any liability therefor, unless and until the aggregate amount of Qualified Losses subject to indemnification by Seller pursuant thereto shall exceed $750,000 (“Indemnification Threshold”), and once such threshold amount is exceeded, Seller shall indemnify the Buyer Indemnified Parties, and shall be liable, for the amount of all Qualified Losses incurred by the Buyer Indemnified Parties relating back to the first dollar thereof, and (iii) the aggregate amount required to be paid by Seller pursuant to Section 10.2(a)(i) shall not exceed the value of the Share Consideration held by the Escrow Agent (“Indemnification Cap”), and Seller shall not indemnify the Buyer Indemnified Parties pursuant to Section 10.2(a) and shall not have any liability to any Buyer Indemnified Party for, and the Buyer Indemnified Parties shall have no right to recover from Seller pursuant to Section 10.2(a)(i), any amount of Qualified Losses which exceeds the Indemnification Cap.  Notwithstanding anything to the contrary contained in this Agreement, none of the restrictions set forth in this Section 10.2(b) shall apply to claims arising out of or resulting from any breach of Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization; Ownership); Section 3.12 (Taxes); Section 3.15 (No Brokers, Finders, etc.); Section 3.25 (Indebtedness), Section 3.26 (Cash Management); Section 3.27 (Environmental Matters); Section 4.1 (Ownership); Section 4.2 (Authorization; Enforceability); Section 4.5 (No Brokers, Finders, etc.); or in connection with any action or claim based upon fraud.

10.3         Indemnification by Buyer and the Company.  (a)  From and after the Closing, Buyer shall indemnify, defend, save and hold harmless Seller, its Affiliates, heirs and personal representatives and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by any Seller Indemnified Party and arising out of or resulting from (i) any breach of any representation or warranty given or made by Buyer in this Agreement or other instrument or agreement delivered pursuant to Article VII or (ii) any breach of any covenant or agreement made by the Buyer in this Agreement or any breach of any covenant or agreement to be performed from and after the Closing made by the Company in this Agreement or other instrument or agreement delivered pursuant to Article VII.

(b)       Notwithstanding anything to the contrary contained in this Agreement, (i) no claim may be made against the Seller for indemnification pursuant to Section 10.3(a)(i) for any individual item (or group of integrally related items) unless the Losses relating to such item (or group of integrally related items) are Qualified Losses, (ii) no indemnification under Section 10.3(a)(i) shall be made by Buyer, and Buyer shall not have any liability therefor, unless and until the aggregate amount of Qualified Losses subject to indemnification by Buyer pursuant thereto shall exceed the Indemnification Threshold, and once such threshold amount is exceeded, Buyer shall indemnify the Seller Indemnified Parties, and shall be liable, for the amount of all Qualified Losses incurred by the Buyer Indemnified Parties relating back to the first dollar thereof, and (iii) the aggregate amount required to be paid by Buyer pursuant to Section 10.3(a)(i) shall not exceed $5,000,000 , and Buyer shall not indemnify the Seller Indemnified Parties pursuant to Section 10.3(a)(i) and shall not have any liability to any Seller Indemnified Party for, and the Seller Indemnified Parties shall have no right to recover from Buyer pursuant to Section 10.3(a)(i), any amount of Qualified Losses which exceeds $5,000,000.

10.4         Notice of Indemnity Claims.  If any Buyer Indemnified Party or Seller Indemnified Party entitled to or seeking indemnification hereunder (an “Indemnified Party”) (a) determines that any event, occurrence, fact, condition or Claim has given or could give rise to Losses for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement, (b) otherwise identifies an event, occurrence, fact, condition or Claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party, or (c) with respect to any Third Party Claim, becomes aware of the assertion of any Claim or of the commencement of any action, suit or proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party or parties obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure.  Any Claim Notice not relating to a Third Party Claim shall specify the nature of the Loss and the estimated amount thereof.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the delivery of the Claim Notice that the Indemnifying Party disputes the referenced Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder (a “Final Claim”).

10.5         Indemnification Procedures.  Any obligation to provide indemnification hereunder with respect to any action, suit or proceeding at law or in equity by or against any third party, including any Governmental Authority (a “Third Party Claim”), shall be subject to the following terms and conditions:

(a)       Upon receipt of a Claim Notice in respect of any such Third Party Claim, the Indemnifying Party shall be entitled, at its option and its cost and expense and upon notice to the Indemnified Party at any time, to assume and control the defense, compromise, settlement and investigation of such Indemnity Claim, including the management of any proceeding relating thereto, and to employ and engage counsel reasonably acceptable to the Indemnified Party; provided that, prior to the Indemnifying Party assuming control of such defense it shall first (i) verify to the Indemnified Party in writing that such Indemnifying Party shall be responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide indemnification to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) provide the Indemnified Party with evidence (which evidence may include the Stock Escrow Account) reasonably acceptable to the Indemnified Party that such Indemnifying Party will have the financial resources to defend against such claim and fulfill its indemnification obligations hereunder.  The Indemnifying Party shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the claim primarily seeks an injunction or equitable relief against the Indemnified Party; (3) the Indemnified Party has been reasonably advised by its counsel in writing that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (4) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; provided that, with respect to each of the foregoing, Buyer will consult with Seller regarding such claims, including with respect to the selection and retention of counsel, strategy regarding defending and resolving such claim and implementation of such strategy.

(b)       In the event the Indemnifying Party (i) exercises the right to undertake the defense and investigation of any such Indemnity Claim as provided in this Section 10.5, (A) the Indemnified Party may, at its own cost and expense (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the reasonable fees and expenses of such separate counsel in writing if the Indemnified Party has been reasonably advised by its counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party ), participate in the defense of such Indemnity Claim and (B) the Indemnified Party agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession, under its control or to which it may have access as may be reasonably required by the Indemnifying Party or (ii) fails to so assume the defense and investigation of any such Indemnity Claim as provided in this Section 10.5, (A) the Indemnified Party against which such Indemnity Claim has been asserted shall have the right to undertake the defense and investigation of such Indemnity Claim on behalf of, and at the cost and expense of and for the account and risk of the Indemnifying Party; provided that no compromise or settlement of such Indemnity Claim by such Indemnified Party shall be binding on the Indemnifying Party unless the Indemnifying Party shall consent thereto, which consent shall not be unreasonably withheld or delayed and (B) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts.

10.6         Settlement of Indemnity Claims. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Indemnity Claim or consent to the entry of any final judgment which (a) provides that any injunctive or other equitable relief be imposed against the Indemnified Party or (ii) does not include as an unconditional term thereof the delivery by the claimant or plaintiff of an express, unconditional written release or releases from all liability and obligations in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim with out prejudice.  No Indemnity Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

10.7         Materiality Qualifications.  Notwithstanding anything to the contrary in this Agreement other than Section 3.23, for purposes of the indemnification provisions in this Article X, the determination of (i) whether any representation or warranty has been breached, and (ii) the amount of any Losses with respect to any such breach, shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality qualification contained in the representations or warranties herein.

10.8         Exclusivity of Indemnification Remedy and Escrow.  After the Closing has occurred, the indemnification provided in this Article X, shall be the sole and exclusive remedy of any party with respect to this Agreement or the transactions contemplated hereby (except with respect to claims of fraud or indemnities provided in Article XI), whether pursuant to the indemnification provisions hereunder, the state or federal securities laws or otherwise, to the extent permitted by applicable law.  Notwithstanding the foregoing provisions of this Article X, an Indemnifying Party shall have no responsibility or obligation with respect to any claim for indemnification asserted pursuant to this Article X unless such claim is asserted in writing by the Indemnified Party prior to expiration of the applicable indemnification obligation.  Furthermore, the sole remedy of the Buyer Indemnified Parties with respect to claims pursuant to Section 10.2(a) which are subject to the Indemnification Cap shall be to claim payment under the Escrow Agreement.  Notwithstanding anything in this Agreement to the contrary, nothing in this Article X shall be construed to (i) impair the right of Buyer to seek injunctive or other equitable relief for any breach or threatened breach of any covenant contained in this Agreement, or (ii) impair any claims based on fraud.

ARTICLE XI.

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

11.1         Tax Indemnification.  (a)  Seller shall indemnify the Company, the Buyer and its Affiliates and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to:  (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an Affiliated Group of which the Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign law or regulation), and (iii) any and all Taxes of any Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided that, in the case of clause (i), (1) solely with respect to any Taxable period ending on the Closing Date or the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date, Seller shall only be liable for Income Taxes to the extent such Income Taxes exceed the Closing Date Tax Accrual (it being understood that, to the extent the Company is not able to properly deduct Transaction Payments (other than as a result of the application of Code §280G to such Transaction Payments) in computing taxable income,  Seller shall not be liable for any increase in Income Taxes of the Company in such Taxable period resulting therefrom but only up to an amount equal to the reduction in the Closing Date Tax Accrual under Section 3.12(b) above resulting from taking into account such Transaction Payments) and (2) Seller shall not be liable for the matters set forth on Schedule 11.1(a).  The indemnification under this Section 11.1 shall not be subject to the indemnification deductible and limit set forth in Section 10 or elsewhere in this Agreement.  Seller’s indemnification obligation with respect to any Pre-Closing Tax Period shall end when the applicable statutes of limitation with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof ), plus ninety (90) days.  Seller shall reimburse Buyer for any Taxes which are the responsibility of Seller pursuant to this Section 11.1 at least 5 days prior to payment of such Taxes by Buyer or the Company.

(b)       In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  For the avoidance of doubt, neither the short taxable period of nMatrix Inc. for federal income tax purposes ending on the Closing Date nor the short taxable period of nMatrix Inc. beginning on the day following the Closing Date shall be considered a Straddle Period.

(c)       If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in a Tax liability for which Seller is otherwise liable pursuant to Section 11.1(a), and such change results in an actual decrease in the cash Tax liability of the Buyer for the then current tax period of the Buyer, the Company or any Affiliate or successor thereof, Seller shall not be liable pursuant to Section 11.1(a) with respect to such increase to the extent of such cash decrease (and, to the extent such increase in Tax liability is paid to a Taxing Authority by Seller or any Affiliate thereof, Buyer shall pay Seller an amount equal to such cash decrease.

(d)       Buyer shall not file an actual election or take any action that could result in a deemed election under Section 338 of the Code (or any comparable provision of state or local law or regulation) relating to the purchase of stock of nMatrix U.S.

11.2         Tax Return Filing.

(a)       Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Income Taxes with respect to the Company for Straddle Periods and for periods ending on or prior to the Closing Date the due date of which is after the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Other Taxes the due date of which is after the Closing Date.  Buyer shall provide Seller for

Seller’s review of such Tax Returns as soon as practicable, and in no event less than 10 days prior to the due date of such Tax Returns.  Buyer and Seller shall discuss such Tax Return, consider any Seller comments with respect thereto and negotiate any disagreement thereto in good faith.  Seller shall remit to the Company within 5 days following agreement with respect to such items any and all Taxes for which Sellers are otherwise liable under Section 11.1(a).

11.3         Tax Indemnification Procedures; Contest Provisions.

(a)       Each party shall promptly notify the other party in writing upon receipt by such party or any of their respective Affiliates or Representatives of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, Claims or assessments (a “Tax Claim”) for which such party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Section 11.1; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the failure to give such notice materially prejudices the indemnifying party.

(b)       (i)            Seller shall have the right, at its own expense, to control and to represent the interests of the Company in and with respect to any Tax Claim for any Pre-Closing Tax Period for which it is solely liability under Section 11.1(a), and to employ counsel of its own choice for such purpose; provided that, Seller shall have the sole right to control and conduct the Tax Claim only if (i) the Seller notifies the Buyer in writing within fifteen (15) days after the Buyer has given notice of the Tax Claim or Seller is otherwise notified of such Tax Claim that the Seller will indemnify the Buyer and the Company from and against any loss, claim, liability, expense, other damages, and Taxes in accordance Section 11.1(a) such party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Tax Claim (whether or not otherwise required hereunder and with no reservation of rights), (ii) the Seller provides the Buyer with evidence reasonably acceptable to the Buyer that the Seller will have the financial resources to defend against the Tax Claim and fulfill its indemnification obligations hereunder, (iii) the Tax Claim involves only money damages, and does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation and (iv) such Tax Claim could not materially affect Buyer or the Company with respect to taxable years or periods or portions thereof beginning or ending after the Closing Date; provided, however, that Seller shall keep Buyer informed of any material developments in such Tax Claim, shall consult in good faith with Buyer with respect to such Tax Claim, shall permit Buyer to review all material written submissions with respect to such Tax Claim and afford Buyer and counsel of its own choosing the right to participate at Buyer’s expense in the prosecution or defense of such Tax Claim.  Seller shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to such Tax Claims which it is in sole control of; provided, however, that Seller shall not settle any Tax Claim described in this Section 11.3(b) without prior written consent of Buyer.

(ii)           Except as otherwise provided by Section 11.3(b), Buyer shall have the sole right to control all Tax Claims relating to the Company; provided, however, that Buyer shall consult in good faith with Seller with respect to the contest of a Straddle Period Tax Claim for which Seller is liable under Section 11.1(a), shall permit Seller to review all material written submissions with respect to such Straddle Period Tax Claim, and shall afford Seller or counsel of its own choosing the right to participate, at Seller’s expense, in the prosecution or defense of such

Straddle Period Tax Claim; and provided further, that Buyer shall not settle any such Straddle Period Tax Claim without prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

11.4         Assistance and Cooperation.  After the Closing Date, Seller, on the one hand, and Buyer and the Company, on the other hand, shall (and shall cause their respective Affiliates to):

(b)       timely assist the other in preparing any Tax Returns of the Company which the other is responsible for preparing and filing in accordance with Section 11.2, including, but not limited to, providing full access to relevant personnel and documentation;

(c)       timely cooperate fully in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company, including, but not limited to, providing full access to relevant personnel and documentation;

(d)       timely cooperate in “closing the books” of nMatrix, Inc. and allocating items of income, loss, deduction or credit of nMatrix, Inc. between Seller and Buyer;

(e)       make available to the other and to any Taxing Authority in a timely manner as reasonably requested all information, records, and documents relating to Taxes of the Company or their assets or properties or business;

(f)        within thirty (30) days of the receipt of a written request therefor, furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period of the Company;

(g)       timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to Taxes described in Section 11.7;

(h)       timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article XI; and

(i)        use reasonable best efforts to properly retain and maintain accounting and Tax records and information, in a timely manner consistent with Taxing Authority guidelines, to the extent such records and information relate to the Company or any of their assets and properties or business until ninety (90) days following the expiration of the applicable statute of limitations period, and promptly notify the other prior to the destruction of any such Tax records or information and provide the other party a reasonable opportunity to make and retain copies of any such Tax records or information.

11.5         Exclusivity.  In the event that any provisions of this Article XI and the provisions of Article X conflict or otherwise each apply by their terms, this Article XI shall govern such matters concerning Taxes and Tax Claims.

11.6         Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Buyer and the Company shall not be bound thereby or have any liability thereunder.

11.7         Transfer Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid equally by Buyer and Seller when due, and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

11.8         Benefit of Company Tax Deductions.  Notwithstanding anything else in this Agreement, the Buyer shall be entitled to any refunds, credits and/or reduction of Taxes attributable (1) to Estimated Tax Payments made by the Company, (2) to the carryback of any item of loss, deduction, or credit resulting from any of the Transaction Payments or otherwise, and (3) to the carryforward of any item of loss, deduction, or credit resulting from any of the Transaction Payments or otherwise.  Buyer, in its sole discretion, may cause the Company to waive any carryback of any items of loss, deduction or credit.

ARTICLE XII.

GENERAL PROVISIONS

12.1         Expenses.  Except as otherwise provided herein, the Seller, for the Seller and the Company on the one hand, and the Buyer, for the Buyer on the other hand, shall pay all of their own costs and expenses incident to their negotiation and preparation of this Agreement and to their performance and compliance with all terms, agreements, covenants and conditions contained herein on their part to be performed or complied with, including the fees, expenses and disbursements of their counsel and accountants, whether or not the Closing shall have occurred; and all such costs and expenses incurred prior to the Closing by Seller, the Company or any other Affiliates of Seller (“Seller Expenses”) shall be paid at or prior to the Closing or shall be deducted from the Cash Consideration as set forth in Section 2.1(b).  Any Seller expenses which for any reason are not paid at or prior to the Closing or are not deducted from the Cash Consideration pursuant to Section 2.1(b) shall be the obligation of the Seller and the Buyer and the Company shall have no obligation or liability with respect thereto.

12.2         Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) five Business Days after being sent by registered or certified mail, return receipt requested, (ii) upon delivery, if hand delivered, (iii) one Business Day after being sent by prepaid overnight courier with guaranteed delivery, with a record of receipt, or (iv) upon transmission with confirmed delivery if sent by cable, telegram, facsimile or telecopy, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)               if to Buyer:

EPIQ Systems Acquisition, Inc.

501 Kansas Avenue

Kansas City, KS 66105
Attention: General Counsel
Telephone:            (913) 621-9500
Telecopy:              (913) 621-7281

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive
Chicago, Illinois 60601
Attn:  Richard W. Porter, P.C.
Telephone:   (312) 861-2000
Telecopy:     (312) 861-2200

(b)               if to Seller:

Ajuta International Pty. Ltd., as Trustee of Hypatia Trust

 c/o Wedlake Bell
52 Bedford Road
London WC1R 4LR

Attention:  Barry Wetherill

Facsimile No.:  (44)(207) 395-3100

with a copy to:

Wormser, Kiely, Galef & Jacobs LLP

825 Third Avenue

New York, NY 10022

Attention:  Keith M. Pinter, Esq.

Facsimile No.:  (212) 687-5703

12.3         Severability.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provisions or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

12.4         Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been executed and delivered by each of the parties.

12.5         Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Notwithstanding anything to the contrary in the immediately preceding sentence, each of Buyer and the Company may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto.  In addition, each of Buyer and the Company may assign its rights and obligations pursuant to this Agreement in whole or in part, in connection with any disposition or transfer of all or any portion of Buyer’s, the Company’s or any of their respective subsidiaries’ or their respective businesses in any form of transaction without the consent of any of the other parties hereto.  Each of Buyer, the Company and their subsidiaries may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of their lenders as collateral security.  Any purported assignment not in compliance with this Section 12.5 shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

12.6         No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.7         Descriptive Headings.  Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.8         Disclosure Schedule; Construction of Certain Provisions.  The Disclosure Schedule referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein.  Buyer acknowledges that the disclosure or inclusion of any specific agreement, document, instrument, report, item, fact or event by Seller or the Company in the Disclosure Schedule shall not create any implication or constitute any admission by Seller, the Company or its Affiliates or their respective Representatives that such agreement, document, instrument, report, item, fact or event is material to the Seller, the business or to the Company or their financial condition, businesses, operations, liabilities, assets or properties or would constitute a Material Adverse Effect.  Buyer shall not use the fact of any disclosure or inclusion of any such agreement, document, instrument, report, item, fact or event in the Disclosure Schedule or the setting of such amounts in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

12.9         Reasonable Consent Required.  Where any provision of this Agreement requires a party to obtain the consent, approval or other acquiescence of any other party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other party, except as otherwise provided in this Agreement.

12.10       Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.11       Governing Law; Jurisdiction; Waiver of Jury Trial.  (a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES.

(b)       Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court, or Federal court of the United States of America, sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York state or Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

12.12       Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

12.13       Entire Agreement; Amendments.  This Agreement, including the Schedules and Exhibits, and the Confidentiality Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein.  This Agreement may only be amended, modified or supplemented by written agreement of the parties.

12.14       Construction; Joint Drafting.  The parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed consistent with the joint drafting hereof by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

AJUTA INTERNATIONAL PTY. LTD.,
as Trustee of Hypatia Trust
“Seller”

By:	/s/ Ira B. Stechel
Title: Attorney In Fact

EPIQ SYSTEMS ACQUISITION, INC.
“Buyer”

By:	/s/ Christopher E. Olofson
Name: Christopher E. Olofson
Title: President and Chief Operating Officer